                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       OWENS-ILLINOIS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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                                     [LOGO]

                              OWENS-ILLINOIS, INC.

                           NOTICE AND PROXY STATEMENT

                                      FOR

                       THE ANNUAL MEETING OF SHARE OWNERS

                                   TO BE HELD

                             WEDNESDAY, MAY 9, 2001

                             YOUR VOTE IS IMPORTANT

    PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                              OWENS-ILLINOIS, INC.
                                  ONE SEAGATE
                               TOLEDO, OHIO 43666
                              -------------------
                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS
                              -------------------

Dear Share Owner:

    You are cordially invited to attend the Annual Meeting of Owens-Illinois' share owners which will be held on Wednesday, May 9, 2001, at 2:00 p.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio for the purpose of considering and voting upon the following matters:

    1.  The election of four directors for a term of three years.

    2. Such other business as may properly be presented for action at the meeting or any adjournment thereof.

    Enclosed is a Proxy Statement which provides information concerning the Company and the Board of Directors' nominees for election as directors. Also enclosed is a copy of the Company's Annual Report which describes the results of our operations during 2000 and provides other information about the Company which will be of interest.

    The Board of Directors fixed the close of business on March 12, 2001, as the record date for the determination of share owners owning the Company's Common Stock, par value $.01 per share, entitled to notice of and to vote at the Annual Meeting.

    Enclosed is a proxy card which provides you with a convenient means of voting on the matters to be considered at the meeting whether or not you attend the meeting in person. All you need do is mark the proxy card to indicate your vote, sign and date the card, then return it in the enclosed envelope as soon as conveniently possible. If the shares are held in more than one name, all holders of record should sign. If you desire to vote for all of the Board of Directors' nominees, you need not mark your votes on the proxy card but need only sign and date it and return it in the enclosed envelope. As an alternative to returning the proxy card, you may choose to make use of the Internet or telephone voting options described in the enclosed Proxy Statement and on the proxy card.

    Management sincerely appreciates your support. We hope to see you at the Annual Meeting.

                                          By order of the Board of Directors,

                                          Joseph H. Lemieux
                                          Chairman of the Board

                                          James W. Baehren
                                          Secretary
March 31, 2001
Toledo, Ohio

                              OWENS-ILLINOIS, INC.
                                  ONE SEAGATE
                               TOLEDO, OHIO 43666

                            ------------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHARE OWNERS
                             TO BE HELD MAY 9, 2001

                            ------------------------

    The Annual Meeting of the share owners of Owens-Illinois, Inc. (herein called the "Company") will be held on Wednesday, May 9, 2001, at 2:00 p.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio. At the Annual Meeting, share owners will elect four directors for a term of three years, as more fully described below.

    This Proxy Statement has been prepared in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting and provides information concerning the persons nominated by the Board of Directors for election as directors, and other information relevant to the Annual Meeting. The Company intends to commence distribution of this Proxy Statement and the materials which accompany it on or about March 31, 2001.

    The record of share owners entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on March 12, 2001 (the "record date"), and each share owner will be entitled to vote at the meeting any shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), held of record at the record date.

                                     VOTING

    Shares can be voted at the annual meeting only if the share owner is present in person or represented by proxy. If shares are owned of record in the share owner's name, the share owner may cast a vote one of three ways:

    - Vote by Internet: A share owner can choose to vote shares at any time over the Internet site listed on the accompanying proxy card. The Internet site will give the share owner the opportunity to make selections and confirm that instructions have been followed. The Internet voting procedures have been designed to authenticate the share owner's identity by use of a unique control number found on the accompanying proxy card. If a vote is cast over the Internet, the share owner does not need to return the proxy card.

    - Vote by Telephone: A share owner can also vote by telephone at any time by calling the toll-free number (for residents of the U.S. and Canada) listed on the proxy card. To vote, the share owner must enter the control number listed on the proxy card and follow the recorded instructions. If a vote is cast by telephone, the share owner does not need to return the proxy card.

    - Vote by Mail: If the share owner chooses to vote by mail, the share owner is required to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope.

    Share owners who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. The share owner should follow the instructions received from the nominee to vote these shares.

    The proxy card lists each person nominated by the Board of Directors for election as director. Proxies duly executed and received in time for the meeting will be voted in accordance with share owners' instructions. If no instructions are given, proxies will be voted (a) to elect James H. Greene, Jr., George R. Roberts, Robert J. Dineen and Thomas L. Young as directors of the Company for a term of three years, and (b) in the discretion of the proxy holders as to any other business which may properly come before the meeting.

                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third Annual Meeting for selection of directors following the election of such class. The Board of Directors of the Company (the "Board") currently consists of nine members, four of whom are Class I directors whose terms expire at this year's Annual Meeting, three of whom are Class II directors whose terms expire at the 2002 Annual Meeting, and two of whom are Class III directors whose terms expire at the 2003 Annual Meeting. All of the directors listed herein, including the nominees, have served as directors since the last Annual Meeting.

    The Board is searching for qualified candidates to serve as additional outside directors. Once suitable candidates are identified, the Board will expand the size of the Board to eleven directors and appoint such qualified candidates to fill the resulting vacancies.

    The Board has nominated four persons for election as Class I directors to serve for a three-year term expiring at the Annual Meeting of share owners to be held in 2004 and until their successors have been elected and qualified. The four nominees of the Board are James H. Greene, Jr., George R. Roberts,
Robert J. Dineen and Thomas L. Young, each of whom is currently serving as a director of the Company. If for any reason any of them should be unavailable to serve, proxies solicited hereby may be voted for a substitute as well as for the other nominees. The Board, however, expects all nominees to be available.

    The nominees and the directors whose terms of office continue after this year's Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including directorships in other public companies.

       THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE SHARE OWNERS
                  VOTE FOR THE FOUR NOMINEES IDENTIFIED BELOW.

                       CLASS I: NOMINEES FOR 3-YEAR TERM

James H. Greene, Jr.                                          Director since 1987
Member of KKR & Co. L.L.C.,                                   Age 50
the general partner of
Kohlberg Kravis Roberts & Co., L.P.

Mr. Greene was a general partner of Kohlberg Kravis Roberts & Co., L.P. from January 1, 1993 until January 1, 1996, when he became a member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene has been a general partner of KKR Associates, L.P. since
January 1, 1993, and prior thereto was a limited partner of KKR Associates, L.P. and an executive of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene is a director of Accuride Corporation, Intermedia Communications, Inc. and Safeway Inc. He is a member of the Compensation Committee.

George R. Roberts                                             Director since 1987
Managing Member of KKR & Co. L.L.C.,                          Age 57
the general partner of
Kohlberg Kravis Roberts & Co., L.P.

Mr. Roberts is a Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and, effective January 1, 1996, he became a managing member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Roberts also is a general partner of KKR Associates, L.P. Mr. Roberts is a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyds Collection, Ltd., DPL Inc., Evenflo Company Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., PRIMEDIA, Inc., Safeway Inc. and Spalding Holdings Corporation. He is a member of the Executive Committee.

Robert J. Dineen                                              Director since 1994
Chairman of the Board of Directors                            Age 71
Layne Christensen Company

Mr. Dineen has been Chairman of the Board of Directors of Layne Christensen Company since 1992. Prior to 1993, Mr. Dineen was President and Chief Executive Officer of The Marley Company for more than five years. Mr. Dineen is a director of Layne Christensen Company. He is a member of the Audit Committee.

Thomas L. Young                                               Director since 1998
Executive Vice President                                      Age 57
Owens-Illinois, Inc.

Mr. Young has been Executive Vice President, Administration and General Counsel since 1998. He previously served the Company as Executive Vice President, Administration, General Counsel, and Secretary (1993-1998). Mr. Young is a director of Manor Care Inc.

                         CLASS II: TERM EXPIRES IN 2002

Edward A. Gilhuly                                             Director since 1987
Member of KKR & Co. L.L.C.,                                   Age 41
the general partner of
Kohlberg Kravis Roberts & Co., L.P.

Mr. Gilhuly was a general partner of Kohlberg Kravis Roberts & Co., L.P. from January 1, 1995 until January 1, 1996, when he became a member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly has been a general partner of KKR Associates, L.P. since January 1, 1995, and prior thereto was a limited partner of KKR Associates, L.P. and an executive of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly is a director of Layne Christensen Company and Rockwood Specialties, Inc. He is Chairman of the Audit Committee and a member of the Executive and Compensation Committees.

Robert J. Lanigan                                             Director since 1987
Chairman Emeritus                                             Age 73

Mr. Lanigan was the Chairman of the Board of Directors of the Company from 1984 to 1991 and the Chief Executive Officer of the Company from 1984 to 1990.
Mr. Lanigan is a founding partner of Palladium Equity Partners. Mr. Lanigan is a director of DaimlerChrysler AG and IMS Health Incorporated.

John J. McMackin, Jr.                                         Director since 1994
Member                                                        Age 49
Williams & Jensen, P.C.

Mr. McMackin has been a member of Williams & Jensen for more than five years. He is a member of the Audit Committee.

                        CLASS III: TERM EXPIRES IN 2003

Joseph H. Lemieux                                             Director since 1987
Chairman of the Board and                                     Age 70
Chief Executive Officer
Owens-Illinois, Inc.

Mr. Lemieux has been Chairman of the Board of the Company since 1991 and Chief Executive Officer of the Company since 1990. Mr. Lemieux was President and Chief Operating Officer of the Company and its predecessor from 1986 to 1990. Mr. Lemieux is a director of Manor Care Inc. He is chairman of the Executive Committee.

Michael W. Michelson                                          Director since 1987
Member of KKR & Co. L.L.C.,                                   Age 49
the general partner of
Kohlberg Kravis Roberts & Co., L.P.

Mr. Michelson has been a member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. since January 1, 1996. Prior thereto, he was a general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Michelson also is a general partner of KKR Associates, L.P. Mr. Michelson is a director of Amphenol Corporation, AutoZone, Inc. and KinderCare Learning Centers, Inc. He is chairman of the Compensation Committee and a member of the Executive Committee.

FUNCTIONS OF THE BOARD AND ITS COMMITTEES

    The Board has the ultimate authority for the management of the Company's business. The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance.

    Important functions of the Board are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company's By-Laws, the Board as a whole appoints the members of each committee. The Board may, at any time, change the authority or responsibility delegated to any committee. There are three regularly constituted committees of the Board: the Executive Committee, the Audit Committee and the Compensation Committee. The Company does not have a nominating committee or any regularly constituted committee performing the functions of such a committee.

    The Executive Committee is empowered to exercise the authority of the Board in the management of the Company between meetings of the Board, except that the Executive Committee may not fill vacancies on the Board, appoint or remove officers, amend the Company's By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees.

    The Audit Committee recommends to the Board the firm of independent auditors to audit the Company's financial statements for each fiscal year; reviews with the independent auditors the general scope of this service; reviews the nature and extent of the non-audit services performed by the independent auditors; and consults with management on the activities of the Company's independent auditors and the Company's internal control structure.

    The Compensation Committee administers the Amended and Restated Stock Option Plan, the 1997 Equity Participation Plan and certain other benefit plans of the Company and makes recommendations to the Board with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company.

    During 2000, the Board held three formal meetings, the Audit Committee held three formal meetings and the Compensation Committee held two formal meetings. The Executive Committee held no meetings in 2000. During 2000, each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of committees of the Board of which he was a member, except Robert J. Lanigan and George R. Roberts. In addition to the formal meetings indicated above, the Board and the committees of the Board consulted frequently and often acted by written consent taken without a meeting.

           DIRECTOR AND EXECUTIVE COMPENSATION AND OTHER INFORMATION

DIRECTOR COMPENSATION

    Directors of the Company who are not Company officers are paid a fee of $35,000 annually plus expenses associated with meetings of the Company's Board.

SUMMARY COMPENSATION TABLE

    The following table shows, for the years ended December 31, 1998, 1999 and 2000, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (the "named executive officers") in all capacities in which they served.

                                                           ANNUAL COMPENSATION
                                                  --------------------------------------
                                                                              OTHER
                                                                              ANNUAL
              NAME AND                             SALARY       BONUS      COMPENSATION
         PRINCIPAL POSITION              YEAR      ($)(1)       ($)(2)        ($)(3)
-------------------------------------  --------   --------     --------   --------------
Joseph H. Lemieux....................    2000     $650,797     $137,500      $346,287
  Chairman and Chief                     1999      625,697      278,500        77,681
  Executive Officer                      1998      601,400      387,500        76,028

Peter J. Robinson (10)...............    2000      471,726(11)  405,879             0
  V.P., General Manager,                 1999      480,168      463,543             0
  Asia Pacific Operations                1998      275,981      126,755             0

R. Scott Trumbull....................    2000      292,500      180,000       104,202
  Executive V.P.--International          1999      277,500      160,000        29,846
  Operations/Corp. Development           1998      262,500      200,000        28,869

Terry L. Wilkison....................    2000      292,500      200,000        33,005
  Executive V.P.--Plastics               1999      277,500      160,000        11,791
  Group General Manager                  1998       99,375       90,000         4,532

Thomas L. Young......................    2000      292,500      200,000        85,921
  Executive V.P.--Administration         1999      276,333      160,000        29,057
  and General Counsel                    1998      255,000      200,000        15,320

                                                 LONG TERM COMPENSATION
                                       -------------------------------------------
                                                   AWARDS                PAYOUTS
                                       ------------------------------   ----------
                                       RESTRICTED        SECURITIES     LONG-TERM
                                         STOCK           UNDERLYING     INCENTIVE      ALL OTHER
              NAME AND                  AWARD(S)        OPTIONS/SARS     PAYOUTS      COMPENSATION
         PRINCIPAL POSITION               ($)              (#)(4)         ($)(5)         ($)(6)
-------------------------------------  ----------      --------------   ----------   --------------
Joseph H. Lemieux....................  $ 856,286(7)        160,000       $100,358      $   64,163(8)(9)
  Chairman and Chief                   2,322,094           160,000        105,651          54,243
  Executive Officer                      746,825           160,000        119,951          57,056
Peter J. Robinson (10)...............          0(12)       100,000        124,616           4,446(13)
  V.P., General Manager,                 558,750           100,000              0           4,555
  Asia Pacific Operations                      0           100,000              0           4,152
R. Scott Trumbull....................          0(14)        75,000         94,502          12,594(9)
  Executive V.P.--International          419,063            75,000         97,718          11,100
  Operations/Corp. Development                 0            75,000        109,418          10,500
Terry L. Wilkison....................          0(15)        75,000         73,093           5,956(9)
  Executive V.P.--Plastics               419,063            75,000         78,778             883
  Group General Manager                        0            75,000         89,279           3,975
Thomas L. Young......................          0(16)        75,000         91,763          12,948(9)
  Executive V.P.--Administration         558,750            75,000         93,600          11,053
  and General Counsel                          0            75,000        100,152          10,200

----------------------------------
 (1) Includes amounts deferred at the election of the named executive officer pursuant to the salary reduction provisions of the Stock Purchase and Savings Program.
 (2) Except as otherwise provided in footnote 11 below, the amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Senior Management Incentive Plan for the year indicated. Except as otherwise provided in footnote 7 below, amounts, if any, deferred at the election of a named executive officer are included in the year earned.
 (3) The amounts disclosed in this column represent amounts reimbursed during the year for the payment of taxes.
 (4) No SAR's were granted to any of the named executive officers during 2000.
 (5) The amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Performance Award Plan for the year indicated. Except as otherwise provided in footnote 7 below, amounts, if any, deferred at the election of an executive officer are included in the year earned.
 (6) Except as otherwise provided in footnote 13 below, the amounts disclosed in this column for 2000 represent matching cash contributions by the Company to the Stock Purchase and Savings Program ("SPASP") and the Executive Savings Plan, both defined contribution plans. The SPASP is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code of 1986. The Company contributes to each participant's account maintained under the SPASP an amount of Company stock equal to 50% of the participant's contributions to the SPASP but not more than 4% of (a) the participant's earnings or (b) $170,000 for 2000, whichever is lower. The difference between the theoretical Company matching contribution under the SPASP for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under law is used to determine the number of theoretical shares of Company Common Stock which would have been purchased for the participants account in the absence of the IRS limitation on participant's earnings in excess of $170,000 for 2000. In 2000, the Executive Savings Plan was terminated and all amounts held thereunder were distributed to the plan participants.
 (7) Represents 96,104 shares of restricted stock granted to Mr. Lemieux under the Company's 1997 Equity Participation Plan in lieu of cash payments in the amounts of $412,500 and $301,072 pursuant to elections by Mr. Lemieux under the Company's Senior Management Incentive Plan and Performance Award Plan, respectively. See "Board Compensation Committee Report on Executive Compensation--Annual Incentive" and "--Long-Term Incentives" below. As of December 31, 2000, Mr. Lemieux held 149,212 shares of restricted stock of the Company with a value of $848,643 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2000).
 (8) Also includes a premium of $29,100 paid by the Company on a whole life insurance policy owned by Mr. Lemieux.

 (9) Includes the following amounts equal to the value of premiums paid by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and Participation Agreements entered into between the Company and certain named executive officers during 2000: Mr. Lemieux, $9,031; Mr. Trumbull, $894; Mr. Wilkison, $1,531; and
    Mr. Young, $1,248.
(10) Mr. Robinson became an employee of the Company in May 1998 upon the purchase by the Company of the packaging businesses of BTR plc. His compensation for 1998 is for the period from May 1, 1998 through December 31, 1998.
(11) Includes payment in the amount of $93,089, which payments were made to Mr. Robinson in lieu of contributions on his behalf to a superannuation fund to provide post-retirement pension benefits. Mr. Robinson's bonus is provided under a separate bonus plan relating to the Company's Asia Pacific business.
(12) As of December 31, 2000, Mr. Robinson held phantom stock units under the Company's 1997 Equity Participation Plan with respect to 20,000 shares of Common Stock of the Company with a value of $113,750 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2000).
(13) Represents the statutory minimum amounts contributed by the Company to a superannuation fund on behalf of Mr. Robinson.
(14) As of December 31, 2000, Mr. Trumbull held 15,000 shares of restricted stock of the Company with a value of $85,313 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31,
    2000).
(15) As of December 31, 2000, Mr. Wilkison held 15,000 shares of restricted stock of the Company with a value of $85,313 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31,
    2000).
(16) As of December 31, 2000, Mr. Young held 20,000 shares of restricted stock of the Company with a value of $113,750 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2000).

OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

    The following table provides information on option grants in 2000 to the named executive officers.

                                   INDIVIDUAL GRANTS                                        POTENTIAL REALIZABLE
----------------------------------------------------------------------------------------      VALUE AT ASSUMED
                                   NUMBER OF                                                    ANNUAL RATES
                                   SECURITIES     % OF TOTAL                                   OF STOCK PRICE
                                   UNDERLYING    OPTIONS/SARS                                 APPRECIATION FOR
                                  OPTIONS/SARS    GRANTED TO    EXERCISE OR                    OPTION TERM(3)
                                    GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
NAME                                  (#)        FISCAL YEAR      ($/SH)         DATE          5%          10%
--------------------------------  ------------   ------------   -----------   ----------   ----------   ----------
Joseph H. Lemieux...............      160,000(2)       9.0%       $13.50       05/02/10    $1,358,412   $3,442,484
Peter J. Robinson...............      100,000(2)       5.6%        13.50       05/02/10       849,008    2,151,552
R. Scott Trumbull...............       75,000(2)       4.2%        13.50       05/02/10       636,756    1,613,664
Terry L. Wilkison...............       75,000(2)       4.2%        13.50       05/02/10       636,756    1,613,664
Thomas L. Young.................       75,000(2)       4.2%        13.50       05/02/10       636,756    1,613,664

------------------------------
(1) No SAR's were granted to any of the named executive officers during 2000.

(2) Exercises of one-half of the options are permitted after each of the fifth and sixth anniversaries of the date of the grant; provided, options shall become exercisable after the first anniversary of the date of the grant thereof at the time when the average fair market value per share (as evidenced by the closing price of the underlying stock on the principal exchange on which it is traded) for any period of 20 consecutive trading days (commencing after such first anniversary) is at least equal to the product of the fair market value per share on the date of grant times the amount shown below under "Stock Price Multiple" as to the percentage of the shares of stock initially subject to the option shown below under "Exercise Percentage."

     STOCK PRICE         RESULTING
      MULTIPLE          STOCK PRICE   EXERCISE PERCENTAGE
         120%             $16.20               25%
         144%              19.44               50%
         172%              23.22               75%
         206%              27.81              100%

    Under the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc., for all options granted between January 1, 1992 and December 31, 1996, rights to receive Additional Options, as defined in the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of Common Stock owned by the optionee or the related tax obligation is paid using shares of Common Stock owned by the optionee or by relinquising Common Stock which the optionee is entitled to receive upon the exercise of the options. Under the 1997 Equity Participation Plan of Owens-Illinois, Inc., for all options granted under the plan, rights to receive Additional Options, as defined in the 1997 Equity Participation Plan of Owens-Illinois, Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of Common Stock owned by the optionee or the related tax obligation is paid using shares of Common Stock owned by the optionee or by relinquishing Common Stock which the optionee is entitled to receive upon the exercise of the options.

(3) Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of the Company's Common Stock increasing to $21.991 and $35.016, respectively.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
  FISCAL YEAR-END OPTION/SAR VALUES

    Shown below is information with respect to the unexercised options to purchase the Company's Common Stock granted in 2000 and prior years to the named executive officers and held by them at December 31, 2000. No options were exercised by named executive officers in 2000.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                                                 DECEMBER 31, 2000          AT DECEMBER 31, 2000(1)
                                                            ---------------------------   ---------------------------
NAME                                                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                        -----------   -------------   -----------   -------------
Joseph H. Lemieux.........................................    325,000        630,000          $0             $0
Peter J. Robinson.........................................          0        300,000           0              0
R. Scott Trumbull.........................................     47,500        218,250           0              0
Terry L. Wilkison.........................................          0        225,000           0              0
Thomas L. Young...........................................     83,491        281,250           0              0

------------------------------
(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange on that date of $5.6875.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

    The named executive officers are covered by the Company's Performance Award Plan ("PAP") under which eligible employees receive annual cash awards payable at the end of the three-year period covered by the grant of the award. Award payouts under PAP are based on the average annual attainment of the performance objectives set by the Compensation Committee of the Board. For the 2000-2002 award period, performance will be evaluated in comparison to the Company's attained level of earnings per share relative to objectives for that period. The target amounts shown below are earned by Company performance at the level of 100% of the established objectives, with such payment percentage increasing or decreasing four percentage points for each single percentage point increase or decrease, respectively, in performance.

                                                              PERFORMANCE
                                                                OR OTHER      ESTIMATED FUTURE PAYOUTS UNDER
                                                              PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                                                               MATURATION    --------------------------------
NAME                                                           OR PAYOUT     THRESHOLD    TARGET     MAXIMUM
----                                                          ------------   ---------   --------   ---------
Joseph H. Lemieux...........................................   2000-2002     $101,250    $506,250         (1)
Peter J. Robinson...........................................   2000-2002       33,053     165,267         (1)
R. Scott Trumbull...........................................   2000-2002       24,480     122,400         (1)
Terry L. Wilkison...........................................   2000-2002       24,496     122,480         (1)
Thomas L. Young.............................................   2000-2002       24,400     122,000         (1)

------------------------------
(1) The maximum dollar amount that may be earned under PAP is not capped.

PENSION PLANS

    The following table illustrates the estimated annual benefits payable under the Owens-Illinois Salary Retirement Plan (the "Retirement Plan") and nonqualified retirement plans in various average earnings classifications upon normal retirement at age 65:

                                                YEARS OF CREDITED SERVICE
  HIGHEST THREE-YEAR      ---------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS      20         25         30          35           40           45
-----------------------   --------   --------   --------   ----------   ----------   ----------
       $  200,000         $ 52,690   $ 65,862   $ 79,035   $   92,207   $  104,327   $  116,447
          400,000          109,019    136,274    163,529      190,784      213,607      237,847
          600,000          166,162    207,703    249,243      290,784      322,887      359,247
          800,000          223,305    279,131    334,958      390,784      432,167      480,647
        1,000,000          280,448    350,560    420,672      490,784      541,447      602,047
        1,200,000          337,591    421,989    506,386      590,784      650,727      723,447
        1,400,000          394,734    493,417    592,101      690,784      760,007      844,847
        1,600,000          451,877    564,846    677,815      790,784      869,287      966,247
        1,800,000          509,019    636,274    763,529      890,784      978,567    1,087,647
        2,000,000          566,162    707,703    849,243      990,784    1,087,847    1,209,047
        2,200,000          623,305    779,131    934,958    1,090,784    1,197,127    1,330,447

    The above pension table illustrates benefits calculated on a straight-life annuity basis, and reflects the greater of the regular benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

    The compensation covered by the plans under which the benefits are summarized in the table above equals the sum of base salary, Senior Management Incentive Plan and Performance Award Plan payments, as reported in the Summary Compensation Table for the named executive officers for the last three fiscal years, and is equal to the highest three-year average of such amounts. At January 31, 2001, Mr. Lemieux had 43 years of credited service, Mr. Trumbull had 29 years of credited service, Mr. Wilkison had 2 years of credited service and Mr. Young had 24 years of credited service under the Retirement Plan. To the extent that benefits in the preceding table cannot, under the limitations of the Code, be provided under the Retirement Plan, such benefits will be provided under the Company's Supplemental Retirement Benefit Plan (the "SRBP"). Peter J. Robinson is not covered by a Company-sponsored pension plan.

    A significant portion of the pension benefits payable to certain named executive officers is provided under the SRBP. Such benefits have historically represented an unfunded liability of the Company. In 2000, the Company amended the SRBP to provide for funding of the retirement benefits then due under the SRBP, including any additional or enhanced benefits under the Retirement Plan or the SRBP to which the named executive officer would have been entitled had he retired or otherwise terminated his employment with the Company. Pursuant to such amendment, in 2000 the Company entered into agreements with certain named executive officers under which the liabilities for the accrued SRBP benefits were funded through accounts established by the Company for each such named executive officer in the Harbor Money Market Fund, a mutual fund to which Harbor Capital Advisors, Inc., a wholly owned subsidiary of the Company acts as investment advisor. The amounts funded pursuant to such agreements for the named executive officers were as follows: Mr. Lemieux, $9,407,000; Mr. Trumbull, $2,784,000; Mr. Wilkison, $272,000; and Mr. Young, $2,147,000. The foregoing funding arrangements offset the liabilities under the SRBP at the time of such funding. Additionally, as consideration for such funding commitments each of such named executive officers entered into a non-competition and non-solicitation agreement covering the term of his employment plus three years.

    EMPLOYMENT AGREEMENTS. The Company entered into employment agreements with certain officers, including the named executive officers listed above, that entitle the participants to receive their base salaries and to participate in designated benefit plans of the Company. The agreements provide for termination of employment at any time, with or without cause, and the benefit plans designated therein and each employee's rights to receive salary and bonuses pursuant thereto are subject to modification by the Company in its sole discretion.

CERTAIN TRANSACTIONS

    During 2000, the law firm of Williams & Jensen, P.C., of which Mr. McMackin is a member, received fees for legal services in connection with various matters. It is anticipated that the Company will continue to utilize the services of Williams & Jensen, P.C. on various Company matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    The following non-employee directors serve on the Compensation Committee of the Company's Board of Directors: Edward A. Gilhuly, James H. Greene, Jr. and Michael W. Michelson (chair). Until June 1987, Mr. Gilhuly and Mr. Greene were officers of the Company. Messrs. Greene, Michelson and Gilhuly are members of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P., which provides management, consulting and financial services to the Company for an annual fee. In 2000 the payment for the management fee and expenses was $1,672,966. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of the Company and its subsidiaries, as needed from time to time.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of the Company's Board of Directors establishes the Company's policies regarding the compensation of its executive officers and other key managers, and oversees the compensation practices employed pursuant to those policies. The Committee also administers the Company's Equity Participation Plan, the Performance Award Plan ("PAP"), and, with the Chief Executive Officer, the Senior Management Incentive Plan ("SMIP"). The Committee has direct responsibility for the compensation of the Chief Executive Officer.

    The Company's principal objective is to increase share owner value over time. The Committee's executive compensation policies are intended, and have been structured, to achieve this objective by emphasis on and adherence to the following principles: (1) focus on a significant equity orientation among executives to align their interests with those of all other share owners,
(2) linkage of compensation with achievement of certain specific financial, strategic and operating goals which underlie long-term share owner value,
(3) maintenance of plans which are intended to be competitive with those of other successful companies of comparable size, particularly those in the industries in which the Company competes, and (4) effective communication and straightforward administration of plans that are well understood and not unduly complex. Additionally, because the Company in 2000 confronted numerous external financial and related issues, including the bankruptcy filings of several companies with long tail asbestos liabilities, the Committee determined that it was also necessary to take appropriate steps to secure and incentivize the retention of key executives and managers, particularly those who are retirement eligible.

    The components of the Company's executive officer compensation are:

                  - Base Salary
                  - Annual Incentive
                  - Long-Term Incentives
                  - Benefits

    BASE SALARY. Base salaries are set at levels intended to be competitive with industrial companies of comparable size in a broad range of American industries, which the Committee believes are the Company's competitors for executive talent. The Committee reviews salaries annually and provides salary adjustments based on periodic reviews of competitive considerations. In 2000, Mr. Lemieux was granted a $50,000 increase in base salary, representing a 7.6% adjustment on an annualized basis.

    ANNUAL INCENTIVE. The Company's SMIP establishes target annual incentives for key executives in the form of a percentage of base salary (up to a maximum target incentive of 100% in the case of the Chief Executive Officer). The SMIP provides for annual incentive awards consisting of a corporate performance component based on annual rate of return on net assets ("RONA") and an earnings per share ("EPS") targets, on an equally weighted basis, established by the Board as the performance objectives for the year, an operating unit RONA performance component (for executive positions at the unit level), and a discretionary component. Each performance component and, in the aggregate, the discretionary components are contingent on the Company's performance relative to the corporate RONA and EPS objectives for the year.

    The SMIP establishes quantitative relationships between performance and payout percentages within defined minimum/maximum ranges. The total bonus pool available for distribution to all covered executives, including the Chief Executive Officer, cannot exceed 150% of the total of all target bonuses for the covered executives.

    A recipient of an SMIP payment may elect to receive restricted stock in lieu of cash for all or a portion of such payment. Such restricted stock is issued under the terms of the 1997 Equity Participation Plan of Owens-Illinois, Inc., which plan was approved by the share owners at the 1997 Annual Meeting. A recipient who so elects receives a number of shares of restricted stock equal to 120% of the amount of cash forgone divided by the closing price of the Common Stock on the last trading day prior to the date on which the cash amount would have been paid. Except as otherwise provided in the 1997 Equity Participation Plan of Owens-Illinois, Inc., such restricted stock vests on the third anniversary of the date on which the cash amount would have been paid.

    Based on the Committee's evaluation of the Company's RONA and EPS performance relative to its 2000 RONA and EPS objectives, and further based on the Committee's evaluation of certain other performance factors relating to the Chief Executive Officer, Mr. Lemieux was granted an SMIP award of $550,000 for 2000.

    LONG-TERM INCENTIVES. There are two forms of long-term incentives utilized for key executives: PAP, which provides cash awards, and the Company's Equity Participation Plan, which provides for grants of stock options and restricted stock.

    The PAP establishes target cash awards for key executives based on a percentage of base salary at the time of the award (up to a maximum target award of 75% in the case of the Chief Executive Officer). The PAP is based on a three-year performance cycle. Award payouts are based on the average annual attainment of the performance objectives set by the Board for each year of each award period. The Board establishes the performance criteria under this Plan and sets the relative weighting where multiple criteria are applicable. For the 1999-2001 and 2000-2002 award period, performance will be evaluated in comparison to the Company's attained level of EPS relative to objectives for these periods. Under the Plan, performance at the level of 100% of these established objectives results in a 100% payment of the PAP award, with such payment percentage increasing or decreasing four percentage points for each single percentage point increase or decrease, respectively, in performance.

    A recipient of a PAP payment may elect to receive restricted stock in lieu of cash for all or a portion of such payment on the same terms described above with respect to SMIP payments.

    The Committee previously approved a PAP allotment to Mr. Lemieux for the 1998-2000 award period of $468,960, and the Committee determined, in the manner described in the immediately preceding paragraph, that performance in 1998-2000 award period relative to the earnings per share objective established for this period warranted a 85.6% payout of Mr. Lemieux's 1998-2000 PAP allotment.

    In 2000, the Committee approved a PAP allotment to Mr. Lemieux for the 2000-2002 award period of $506,250.

    The Company Equity Participation Plan provides executives with the opportunity to acquire an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options only have value if the stock price appreciates from the date the options are granted. Furthermore, under the form of Stock Option Agreement currently approved by the Committee, exercisability of options is not available until the fifth year after the grant date unless exercisability has been accelerated by virtue of increase(s) in the Company stock price.

    Each year the Committee determines the total number of options to be awarded to all eligible key employees as a group. The Committee determined that in 2000 a pool approximately equal to 1.2% of the total number of outstanding shares of common stock of the Company was sufficient to achieve the overall goals of the plan. The number of options awarded to each eligible key employee, including the Chief Executive Officer and each executive officer, is based on the opportunity for such individual to enhance share owner value through the effective performance of such individual's job responsibilities. Consideration is also given to the total number of options previously granted to such individual. In 2000, Mr. Lemieux was granted options on 160,000 shares.

    BENEFITS. In 2000, the Company instituted the Owens-Illinois Executive Life Insurance Plan (or, in the case of covered employees living outside the United States, the Owens-Illinois Death Benefit Plan) under which covered employees, including the named executive officers, are provided life insurance with a death benefit equal to three times the covered employees then-current base salary. The Company retains a collateral interest in each insurance policy under which the Company receives, out of the death benefits payable under the policy, an amount equal to the premiums paid by the Company, plus interest on such payments at the rate prescribed under the plan from each premium payment date. The Company, with the Committee's approval, also took steps to fund the previously unfunded portion of the pension liabilities for its executive officers as further described above in the discussion of "Pension Plans."

    Other benefits offered to executive officers are essentially the same as those offered to all salaried employees of the Company. The level and nature of such benefits are reviewed from time to time to ensure that they are competitive, tax efficient, and otherwise appropriate in the judgment of the Committee.

    The Committee believes that the executive compensation policies and programs described above serve the interest of all share owners and the Company and substantially link the compensation of the Company's executives with the Company's performance.

    TAX DEDUCTIBILITY COMPENSATION. During 1993, the Internal Revenue Code of 1986 was amended by adding a new Section 162(m), which denies a tax deduction to a publicly held corporation for compensation paid to its Chief Executive Officer and its other four most highly compensated officers to the extent any such compensation exceeds $1 million in a taxable year after 1993. Such denial of tax deductibility is subject, however, to an exception for "performance-based compensation." The Internal Revenue Service has issued regulations purporting to interpret and implement the provisions of Section 162(m).

    Mr. Lemieux is the only executive whose compensation under the Company's cash compensation plan is potentially subject to the provisions of
Section 162(m). Mr. Lemieux has elected, pursuant to the Company's 1997 Equity Participation Plan, to defer into restricted stock an amount of his incentive compensation for 2000 such that his total compensation will not exceed the $1 million deductibility limit in 2001. Of the amount deferred by Mr. Lemieux for 2000, $713,572 was taken in the form of restricted stock under the 1997 Equity Participation Plan. Notwithstanding the prior deferral by Mr. Lemieux of a portion of his incentive compensation for 1999, as a result of the one-time accelerated payments made to Mr. Lemieux under the Company's Supplemental Retirement Benefit Plan and certain other payments made to Mr. Lemieux upon the termination of the Company's Officers Deferred Compensation Plan, a portion of the compensation payable to Mr. Lemieux in 2000 will be subject to the limitation on deductibility imposed under Section 162(m).

                                          Michael W. Michelson, Chairman
                                          Edward A. Gilhuly
                                          James H. Greene, Jr.

BOARD AUDIT COMMITTEE REPORT

    The Audit Committee assists the Board of Directors in its oversight of the Company's financial statements. Management is responsible for the financial statements and the financial reporting process. The independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States.

    In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

    In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Report on Form 10-K for the period ended December 31, 2000, for filing with the Securities and Exchange Commission.

    All current members of the Audit Committee of the Company's Board of Directors are eligible to serve on the committee under the independence standards contained in the current New York Stock Exchange Listing Standards. The Board of Directors has adopted a Charter for the Audit Committee. A copy of the Charter is attached to this Proxy Statement as Appendix A.

                                          Edward A. Gilhuly, Chairman
                                          Robert J. Dineen
                                          John J. McMackin, Jr.

PERFORMANCE GRAPH

                     COMPARISON OF CUMULATIVE TOTAL RETURN
               AMONG OWENS-ILLINOIS, S&P 500 AND PACKAGING GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      OWENS-ILLINOIS  S&P 500  REVISED PACKAGING GROUP  PREVIOUS PACKAGING GROUP
1995         $100.00  $100.00                  $100.00                   $100.00
1996         $156.90  $122.96                  $126.79                   $129.70
1997         $261.64  $163.98                  $162.86                   $166.63
1998         $211.21  $210.84                  $131.17                   $139.78
1999         $172.84  $255.23                  $113.03                   $138.82
2000          $39.23  $232.00                   $71.90                    $93.27

    The above graph compares the performance of the Company's Common Stock with that of a broad market index (the S&P 500 Composite Index) and a packaging group consisting of companies with lines of business or product end uses comparable to those of the Company for which market quotations are available.

    The revised packaging group presented above reflects changes from the previous packaging group that was presented in the prior year performance graph. American National Can Group, Inc. and U.S. Can Corp. were removed because market quotations ceased to be available in 2000. Their elimination from the packaging group in 2000 did not have a significant effect on total returns for prior periods. Avery Dennison Corp. and Multi-Color Corp. were removed because their products are no longer comparable to those of the Company following the Company's January 2001 sale of its labels business. The elimination of Multi-Color Corp. did not have a significant effect on total returns of the group. The elimination of Avery Dennison Corp. had a significant effect on the total return of the group in 1999 and 2000, since, based on market capitalization, it accounted for over 25% of the previous packaging group's weighted average return. The performance of the group as constituted before the elimination of Avery Dennison Corp. and Multi-Color Corp. is shown above as the previous packaging group.

    The revised packaging group consists of: AptarGroup, Inc., Ball Corp., Bemis Company, Inc., BWAY Corp., Chesapeake Corp., Crown Cork & Seal Company, Inc., Liqui-Box Corp., Owens-Illinois, Inc., Sealed Air Corp., Silgan Holdings Inc., Sonoco Products Co., and Vitro Sociedad Anonima (ADSs).

    The comparison of total return on investment for each period is based on the change in market value of the stock, including additional shares assumed purchased through reinvestment of dividends, if any.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 12, 2001 (except as otherwise noted in the footnotes below) by each beneficial owner of more than five percent of the Company's outstanding Common Stock known to the Company, each of the Company's directors and nominees for director, each of the named executive officers and all directors and executive officers of the Company as a group. No director, nominee for director, named executive officer or other executive officer beneficially owned any of the Company's preferred stock.

                                                                   NUMBER OF
                      NAME AND ADDRESS                        SHARES BENEFICIALLY
                    OF BENEFICIAL OWNER                            OWNED(1)            PERCENTAGE
------------------------------------------------------------  -------------------      ----------
KKR Associates, L.P.(2).....................................      36,000,000              24.7%
  9 West 57th Street
  New York, New York 10019
Alliance Capital Management L.P.(3).........................      18,358,327              12.6
  1290 Avenue of the Americas
  New York, New York 10104
Capital Research and Management Company(4)..................      15,307,970              10.5
  333 South Hope Street
  Los Angeles, California 90071
State Street Bank and Trust Company(5)......................      19,055,460              13.0
  225 Franklin Street
  Boston, MA 02110
Joseph H. Lemieux(1)........................................       1,021,953(6)(7)         0.7
Thomas L. Young(1)..........................................         162,693(6)(7)         0.1
Robert J. Dineen(1).........................................          27,282             --
Edward A. Gilhuly(2)........................................          10,000             --
James H. Greene, Jr.(2).....................................        --                   --
Robert J. Lanigan(1)........................................         353,278               0.2
John J. McMackin, Jr.(1)....................................          28,019             --
Michael W. Michelson(2)(8)..................................          20,000             --
George R. Roberts(2)........................................        --                   --
Peter J. Robinson(1)........................................          28,000(6)(7)       --
R. Scott Trumbull(1)........................................         183,686(6)(7)         0.1
Terry L. Wilkison(1)........................................          58,951(6)(7)       --
All directors and executive officers as a group (other than
  as set forth in relation to KKR Associates, L.P.) (29
  persons)(1)...............................................       2,845,464(6)(7)         2.0

------------------------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if such person has the right to acquire such shares within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes: all currently exercisable options granted to Messrs. Lemieux, Young, Dineen, Lanigan, McMackin, Robinson, Trumbull and Wilkison. The number of shares beneficially owned includes 325,000 shares subject to options granted to Mr. Lemieux; 83,491 shares subject to options granted to Mr. Young; 18,182 shares subject to options granted to Mr. Dineen; 75,000 shares subject to options granted to Mr. Lanigan; 18,391 shares subject to options granted to Mr. McMackin; 47,500 shares subject to options granted to Mr. Trumbull; and 953,589 shares subject to options granted to all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.). Mr. Robinson and Mr. Wilkison hold no options exercisable within 60 days. For purposes of this table, Mr. Robinson is deemed to have "beneficial ownership" of 20,000 phantom stock units issued under the Company's 1997 Equity Participation Plan.

(2) Shares shown as owned by KKR Associates, L.P. are owned of record by three limited partnerships of which KKR Associates, L.P. is the sole general partner and as to which it possesses sole voting and investment power. KKR Associates is a limited partnership of which George R. Roberts, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly (all directors of the Company), Henry R. Kravis, Robert I. MacDonnell, Paul E. Raether,
    Michael T. Tokarz, Perry Golkin, and Scott Stuart are the general partners. Such persons may be deemed to share beneficial ownership of the shares shown as owned by KKR Associates, L.P. The foregoing persons disclaim beneficial ownership of such shares of the Company.

(3) The Schedule 13G received by the Company from AXA Financial, Inc. indicated that Alliance Capital Management L.P. is the beneficial owner of 18,358,327 shares of the Common Stock on behalf of client discretionary investment advisory accounts, with sole power to vote or to direct the vote on 9,722,025 shares, shared power to vote or direct the vote on 1,765,308 shares and the sole power to dispose or to direct the disposition of 18,358,327 shares. Alliance Capital Management L.P. is majority owned by AXA Financial, Inc. In turn, AXA Financial, Inc. is majority owned by AXA, which is controlled by AXA Conseil Vie Assurance Mutuelle, AXA Insurance I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courage Assurance Mutuelle.

(4) The Schedule 13G received by the Company from Capital Research and Management Company indicated it is beneficial owner of 15,307,970 shares of Common Stock with sole dispositive power with respect to 15,307,970 shares of Common Stock, shared dispositive power with respect to 0 shares of Common Stock, sole voting power with respect to 0 shares of Common Stock and shared voting power with respect to 0 shares of Common Stock. The foregoing 13G indicated that the shares reported by Capital Research and Management Company included 257,970 shares resulting from the assumed conversion of 271,800 shares of the 4.75% Convertible Preferred stock of the Company.

(5) The Schedule 13G received by the Company from State Street Bank and Trust Company ("State Street"), acting in various fiduciary capacities, indicated it is beneficial owner of 19,055,460 shares of Common Stock, with sole voting power with respect to 922,991 shares of Common Stock, shared voting power with respect to 17,961,545 shares of Common Stock, sole dispositive power with respect to 11,322,258 shares of Common Stock, and shared dispositive power with respect to 7,733,202 shares of Common Stock. The majority of the shares with respect to which State Street is the beneficial owner are owned on behalf of (a) the Owens-Illinois Hourly Supplemental Retirement Plan, (b) the Owens-Illinois Non-Union Retirement and Savings Plan, (c) the Owens-Illinois Stock Purchase and Savings Program, and
    (d) the Owens-Illinois Long Term Savings Plan. State Street expressly disclaims beneficial ownership of all of the shares of Common Stock reported in the Schedule 13G pursuant to Rule 13D-4.

(6) The table includes the number of shares of Common Stock that Joseph H. Lemieux, Thomas L. Young, R. Scott Trumbull, Terry L. Wilkison and all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.) held in the Stock Purchase and Savings Program as of February 28, 2001. No shares are held in such program for Peter J. Robinson.

(7) The number of shares shown as beneficially owned includes the following number of shares of unvested restricted stock over which the following persons or group had voting, but not investment, power as of March 12, 2001; Mr. Lemieux--230,105 shares; Mr. Young--20,000 shares; Mr. Trumbull--15,000 shares; Mr. Wilkison--15,000 shares; and all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.)--403,352 shares. The number of shares shown as beneficially owned by Mr. Robinson includes 20,000 phantom stock units issued under the Company's 1997 Equity Participation Plan.

(8) Does not include 3,000 shares of Common Stock held in an irrevocable trust created by Mr. Michelson for the benefit of his children with respect to which Mr. Michelson disclaims any beneficial ownership.

    The limited partnership agreements pursuant to which two of the limited partnerships noted in footnote 2 above (the "KKR Partnerships") were organized, by their terms, expired on December 31, 2000. The limited partnership agreement may be amended by all of the limited partners to extend the term beyond such date. No such amendment has been adopted. There can be no assurance that KKR Associates, L.P., as general partner of the KKR Partnerships, will seek an amendment or, if sought, that an amendment will be approved by the limited partners. In connection with the dissolution and winding up of the limited partnerships, KKR Associates, L.P. has sole discretion regarding the timing (which may be one or more years after the expiration of the partnership agreements) and manner of the disposition of any Common Stock held by such limited partnerships, including public or private sales of such Common Stock, the distribution of such Common Stock to the limited partners of the limited partnerships or a combination of the foregoing.

                              GENERAL INFORMATION

AUDITORS

    The Board, upon the recommendation of the Audit Committee, has approved the selection of Ernst & Young LLP as the Company's independent auditors for 2001. Ernst & Young LLP fees and expenses for the 2000 annual audit were $2.8 million and all other fees were $4.5 million, including audit related services of $2.2 million, and nonaudit services of $2.3 million. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

OUTSTANDING STOCK

    An aggregate of 144,954,443 shares of the Company's Common Stock was outstanding at the close of business on March 12, 2001. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. Shares of Common Stock held by the trustee under the Company's 401(k) plans must be voted by the trustee in accordance with written instructions from participants in such plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares for which instructions were received from participants. No other securities are entitled to be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

    Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or at the 2001 Annual Meeting.

SOLICITATION COSTS

    The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board's recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

VOTING PROCEDURES

    The By-laws of the Company (the "By-laws") provide that a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, the holders of which are present in person or represented by proxy, shall constitute a quorum at any Annual Meeting.

    Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote,
(ii) the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or the instrument under which it serves in such capacity, and (iii) the recordholder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

    The By-Laws provide that all matters to come before the Annual Meeting require the approval of the vote of the holders of a majority of the stock present in person or represented by proxy, unless the question is one upon which by express provision of law, or the Certificate of Incorporation, or the By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. On any such matters, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals, however, will be deemed shares not having voting power on such proposals. Accordingly, broker non-votes will not be counted for purposes of determining whether the requisite majority vote has been received in favor of a particular proposal.

    The By-Laws further provide that all elections shall be had and all questions decided by a plurality vote. Therefore, directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

    If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with management's recommendations on all proposals.

OTHER MATTERS

    Management of the Company does not know of any matter that will be presented for action at the 2001 Annual Meeting other than the election of directors. However, if any other matter should be brought to a vote at the meeting, all shares covered by proxies solicited hereby will be voted with respect to such matter in accordance with the proxy holders' discretion.

SECTION 16 BENEFICIAL OWNERSHIP COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, all of its directors and executive officers made all required filings on time during 2000, except that for 2000, Philip McWeeny and Peter J. Robinson each filed one report late covering, in each case, one transaction.

SHARE OWNER PROPOSALS AND NOMINATIONS FOR 2002 ANNUAL MEETING

    A share owner desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2002 Annual Meeting must deliver the proposal so that it is received by the Company no later than December 1, 2001. The Company requests that all such proposals be addressed to James W. Baehren, Secretary, Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666, and mailed by certified mail, return receipt requested.

REPORTS TO SHARE OWNERS

    The Company has mailed this Proxy Statement and a copy of its 2000 Annual Report to each share owner entitled to vote at the Annual Meeting. Included in the 2000 Annual Report are the Company's consolidated financial statements for the year ended December 31, 2000.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST THEREFOR TO OWENS-ILLINOIS, INC., INVESTOR RELATIONS, ONE SEAGATE, TOLEDO, OHIO 43666.

Toledo, Ohio
March 31, 2001

                                                                      APPENDIX A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

1.  PURPOSE

    The Audit Committee shall provide assistance to the members of the Board of Directors in fulfilling their responsibility to shareholders, potential shareholders, and the investment community relating to the Company's accounting and reporting practices, and the quality and integrity of its financial reports. The Audit Committee's primary duties and responsibilities are to:

    - Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company.

    - Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning with the Company.

    - Oversee that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and corporate policies.

The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

    To the extent necessary to discharge its duties hereunder, the Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

II.  COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence and experience requirements of the New York Stock Exchange.

    The members of the Audit Committee shall be appointed by the Board. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

III.  MEETINGS

    The Audit Committee shall meet as frequently as circumstances dictate. As part of its responsibility to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent auditors separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or its Chairperson should meet with the independent auditors and management as requested to review the Company's financial statements consistent with Section IV.3 below.

IV.  RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

    1. Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter.

    2. Review with management and the independent auditors the Company's annual financial statements, including a discussion with the independent auditors of the matters required to be discussed by auditing standards generally accepted in the United States.

    3. At the request of the independent auditors or management, review with the independent auditors and management the Company's quarterly financial statements, including any discussion with the independent auditors of any matters required to be discussed by auditing standards generally accepted in the United States. The Chairperson of the Audit Committee or such other member of the Audit Committee designated by the Chairperson may represent the entire Audit Committee for purposes of this review.

    4. Review the performance of the independent auditors and make recommendations to the Board regarding the appointment or termination of the independent auditors. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor. The independent auditors are ultimately accountable to the Audit Committee and the entire Board for such independent auditors' review of the financial statements and controls of the Company. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships the independent auditors have with the Company to determine the independence of the independent auditors.

    5.  Oversee independence of the independent auditors by:

           - receiving from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company consistent with requirements of the Independence Standards Board;

           - reviewing, and actively discussing with the Board, if necessary, and the independent auditors, on a periodic basis, any disclosed relationships or services between the independent auditors and the Company or any other disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and

           - recommending, if necessary, that the Board take appropriate action to satisfy itself of the independence of the independent auditors.

    6. In consultation with the Company's Chief Financial Officer, the independent auditors and the internal auditors, review the integrity of the Company's financial reporting processes, both internal and external.

    7. Establish regular systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

    8. Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

    9. Obtain from the independent auditors assurance that Section l0A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

    10. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

    11. Review, with the Company's General Counsel, any legal matter that could have a material impact on the Company's financial statements.

    12. Report through its Chairperson or his designee to the Board following meetings of the Audit Committee.

    13. Maintain minutes or other records of meetings and activities of the Audit Committee.

V.  GENERAL

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                                     [LOGO]

                           OWENS-ILLINOIS, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


P The undersigned hereby appoints Edward C. White, Jeffrey A. Denker and
  James W. Baehren and each of them, or if more than one is present and acting R then a majority thereof, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all O shares of common stock of Owens-Illinois, Inc. held of record by the undersigned on March 12, 2001, at the Annual Meeting of Share Owners to be X held on May 9, 2001, or at any adjournment thereof.

Y      Election of Directors, Nominees:

       Class I: 1. Robert J. Dineen, 2. James H. Greene, Jr.,
                3. George R. Roberts and 4. Thomas L. Young


(PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE)

                                                                   SEE REVERSE
                                                                       SIDE

      PLEASE MARK YOUR
X     VOTES AS IN THIS
      EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHARE OWNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.


                            FOR         WITHHELD
1. Election of Directors  /   /          /   /     WITHHOLD AUTHORITY to vote for all    2. In their discretion, the Proxies are
   FOR nominees listed                             nominees listed on reverse side          authorized to vote upon such other
   on the reverse side                                                                      business as may properly come before
   (except as marked to                                                                     the meeting.
   the contrary).

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)



___________________________________________________


                                       Please sign exactly as name appears
                                       hereon. When shares are held by joint
                                       owners, both should sign. When signing
                                       as attorney, executor, administrator,
                                       trustee or guardian, please give full
                                       title as such. If a corporation, please
                                       sign in full corporate name by
                                       President or other authorized officer.
                                       If a partnership, please sign in
                                       partnership name by authorized person.

                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                       ENVELOPE.

                                       ______________________________________
                                        Signature

                                       ______________________________________
                                        Signature, if held jointly      DATE